Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.586.1700	408.586.1894	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jgolz@fd-us.com

FOUNDRY NETWORKS REPORTS THIRD QUARTER
FINANCIAL RESULTS

     San Jose, CA – October 21, 2004 — Foundry Networks™, Inc. (Nasdaq: FDRY), today reported financial results for its third quarter ended September 30, 2004.

     Revenues for the third quarter of 2004 were $102.5 million, up from $97.8 million in the second quarter of 2004 and $101.7 million in the third quarter of 2003. Net income was $14.9 million, or $0.11 per diluted share, in the third quarter of 2004, compared to net income of $15.0 million, or $0.11 per diluted share, in the second quarter of 2004, and net income of $20.8 million, or $0.15 per diluted share, in the third quarter of 2003.

     Revenues for the nine months of 2004 were $304.4 million, compared to $288.5 million for the nine months of 2003. Net income for the nine months of 2004 was $49.8 million, or $0.35 per diluted share, compared to net income of $51.0 million, or $0.38 per diluted share, for the same period in 2003.

     Overall revenues increased modestly in the third quarter of 2004, driven by slight improvements in most geographic regions and vertical markets. The Federal government continued to be a strong vertical for the Company in the third quarter, accounting for 28% of total revenues. Gross margins for the third quarter of 2004 remained strong for the LAN switching market at 63.9%. Operating expenses increased approximately 10% from the second quarter due to headcount growth and higher legal expenses. Headcount at the end of the third quarter was 640, which is an increase of 52 employees on a year-to-date basis.

     “We are pleased that sequential revenue growth resumed in the third quarter,” said Bobby Johnson, President and CEO of Foundry Networks. “Our investment in research and development continues to grow steadily, allowing us to bring innovative new products and technologies to market. Specifically, during the third quarter of 2004, we achieved continuing good traction with the introduction of the second member of our FastIron Edge X-Series product family and our AccessIron WAN access routers. Additionally, we began shipping our ServerIronGT E-Series Layer 4-7 devices and a new member of our NetIron 40-Gigabit router family for IPv6 environments. Given the current level of activity in our development pipeline, we expect new product introductions to remain robust through the first half of 2005,” continued Johnson.

     “We further strengthened our balance sheet by generating $27 million in cash during the third quarter, and our book-to-bill ratio remained above 1.0.” added Johnson.

Outlook

     “Based on current business trends, we expect fourth quarter revenues to be in the range of $102-$112 million and diluted EPS to be in the range of $0.10-$0.14 per share,” concluded Johnson.

Conference Call

Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and Service Provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 - 7 Web switches, wireless LAN and access points, access routers and Metro routers. Foundry’s 7,500 customers include the world’s premier ISPs, Metro Service Providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Johnson relating to expected improvements in demand in the Company’s core vertical markets, new product introductions, and expectations for future revenues and earnings per share. The forward-looking statements in this press release are subject to a number of risks and uncertainties including, without limitation, the difficulty of predicting quarterly financial results, our dependence on large purchases of products from certain customers/resellers, risks associated with international sales, results of ongoing litigation, the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of Foundry’s current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Foundry assumes no obligation to update the forward-looking statements contained in this press release.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues:
Product	$87,450	$89,450	$260,239	$253,907
Service	15,061	12,233	44,115	34,626

Total net revenues	102,511	101,683	304,354	288,533

Cost of revenues:
Product	33,194	31,754	95,630	99,624
Service	3,785	1,688	10,477	5,945

Total cost of revenues	36,979	33,442	106,107	105,569

Gross profit	65,532	68,241	198,247	182,964

Operating expenses:
Research and development	11,686	10,432	31,701	30,398
Sales and marketing	23,228	21,428	71,490	64,824
General and administrative	10,204	4,852	21,897	11,799
Amortization of deferred stock compensation	—	21	—	215

Total operating expenses	45,118	36,733	125,088	107,236

Income from operations	20,414	31,508	73,159	75,728
Interest and other income, net	2,568	1,475	6,095	3,769

Income before provision for income taxes	22,982	32,983	79,254	79,497
Provision for income taxes	8,044	12,204	29,427	28,484

Net income	$14,938	$20,779	$49,827	$51,013

Basic net income per share	$0.11	$0.16	$0.37	$0.41

Weighted average shares used in computing basic net income per share	136,038	126,796	134,975	123,638

Diluted net income per share	$0.11	$0.15	$0.35	$0.38

Weighted average shares used in computing diluted net income per share	140,086	138,659	142,730	132,813

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)	(2)
ASSETS
Assets:
Cash and investments (1)	$620,474	$505,684
Accounts receivable, net	75,295	77,077
Inventories	36,701	28,017
Deferred tax assets	34,975	33,308
Prepaid expenses and other current assets	5,589	5,001
Property and equipment, net	9,323	7,866
Other long-term assets	1,152	1,191

	$783,509	$658,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,330	$10,080
Accrued payroll and related expenses	14,934	16,650
Income taxes payable	4,853	62
Other accrued expenses	10,504	5,742
Deferred support revenue	31,874	27,408

Total current liabilities	77,495	59,942
Deferred support revenue	11,645	7,707
Stockholders’ equity	694,369	590,495

	$783,509	$658,144

(1)	Includes $206.2 million of long-term marketable securities at September 30, 2004 and $159.1 million at December 31, 2003.

(2)	Derived from audited condensed consolidated financial statements as of December 31, 2003.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49,827	$51,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,434	3,882
Amortization of deferred stock compensation	—-	215
Reduction of provision for doubtful accounts	—-	(862)
Inventory provisions	12,671	8,901
Tax benefit from stock option exercises	20,772	21,343
Changes in operating assets and liabilities:
Accounts receivable	1,782	(14,930)
Inventories	(21,355)	(3,671)
Prepaid expenses, deferred taxes and other assets	(2,216)	(178)
Accounts payable	5,250	5,691
Accrued payroll and related expenses	(1,716)	590
Income taxes payable	4,791	2,839
Other accrued expenses	4,762	968
Deferred support revenue	8,404	10,517

Net cash provided by operating activities	88,406	86,318

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short and long-term investments	(525,019)	(222,100)
Maturities of short-term investments	386,001	176,662
Purchases of property and equipment, net	(6,891)	(4,782)

Net cash used in investing activities	(145,909)	(50,220)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note receivable	480	—-
Issuances of common stock under employee stock plans	33,017	47,741

Net cash provided by financing activities	33,497	47,741

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(24,006)	83,839
Effect of exchange rate changes on cash	(222)	(36)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,718	187,719

CASH AND CASH EQUIVALENTS, END OF PERIOD	$137,490	$271,522

SUPPLEMENTAL CASH FLOW INFORMATION;
Cash paid for income taxes, net of refunds received	$(5,415)	$(4,043)